Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2021 FINANCIAL RESULTS

Zeeland, Michigan, January 28, 2022 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2021.
Fourth Quarter and Calendar Year 2021 Highlights:
•Net sales of $419.8 million for the fourth quarter
•Calendar year 2021 net sales of $1.73 billion were up 3% year over year compared to a 3% reduction in light vehicle production in the Company's primary markets year over year
•2021 Full Display Mirror® unit shipments grew by 7% year over year to 1.123 million
•Earnings per diluted share of $1.50 for calendar year 2021, representing a 6% year over year increase
•Cash returned to shareholders during 2021 totaled $439.9 million
◦$324.6 million in share repurchases (9.6 million shares)
◦$115.3 million in dividends

Fourth Quarter 2021
For the fourth quarter of 2021, the Company reported net sales of $419.8 million, compared to net sales of $529.9 million for the fourth quarter of 2020. The Company's revenue during the quarter was impacted by a 20% quarter over quarter reduction in light vehicle production in the Company's primary markets of North America, Europe, and Japan and Korea. The industry wide electronics component shortages further impacted the Company's revenue negatively during the fourth quarter of 2021. During the quarter, the electronics component shortages primarily impacted the Company's ability to meet customer demand for Full Display Mirror® (FDM), Integrated Toll Module (ITM), and other advanced feature unit shipments. "Up until the fourth quarter of 2021, the combination of the Company's conservative inventory position along with significant efforts to redesign affected products allowed us to avoid having any meaningful shipment issues stemming from the industry wide electronics component shortages. Unfortunately in the fourth quarter, the shortages began to impact our customer shipments,"

Exhibit 99.1
said Steve Downing, President and CEO. "Impacting our customers by not being able to fully meet their demand is extremely disappointing, but the team did a remarkable job of completing complicated redesigns in record time to avoid more significant customer shortages. Looking into 2022, we are forecasting more growth in FDM based on pent-up demand as well as several new FDM program launches, which we expect to accelerate our overall growth in 2022 and 2023," continued Downing.
The gross margin in the fourth quarter of 2021 was 34.3% compared with the near record gross margin of 40.9% in the fourth quarter of 2020. The gross margin was primarily impacted by the lower quarter over quarter revenue, especially in the Company's primary markets as well as the lost revenue created by the electronics component shortages. Other factors impacting gross margin in the fourth quarter of 2021, as compared to the fourth quarter of 2020, include: raw material cost increases; freight related cost increases; labor cost increases driven by higher wages; and labor inefficiencies created by last minute changes in customer demand and electronics component shortages. “The fourth quarter of 2021 brought the perfect storm of lower revenue, significantly higher material costs, higher shipping costs, and higher labor costs and inefficiencies that negatively impacted gross margins more than we originally forecasted,” said Downing. "While many of these headwinds will continue into the first half of 2022, we believe we have the ability to offset some of the impacts to gross margin as we move throughout the year," said Downing.
Operating expenses during the fourth quarter of 2021 were up 3% to $56.0 million, when compared to operating expenses of $54.3 million in the fourth quarter of 2020.
Income from operations for the fourth quarter of 2021 was $88.0 million, as compared to income from operations of $162.4 million for the fourth quarter of 2020.
During the fourth quarter of 2021, the Company had an effective tax rate of 5.8%, which was lower than our forecasted tax rate, and was driven by increased benefits from the foreign derived intangible income deduction and discrete benefits from stock-based compensation.
In the fourth quarter of 2021 net income was $84.2 million as compared to net income of $143.3 million in the fourth quarter of 2020.
Earnings per diluted share in the fourth quarter of 2021 were $0.35 as compared with earnings per diluted share of $0.58 in the fourth quarter of 2020.

Exhibit 99.1

Calendar Year 2021
For calendar year 2021, the Company’s net sales were $1.73 billion, which was an increase of 3% compared to net sales of $1.68 billion in calendar year 2020, in a year where light vehicle production in the Company's primary markets declined by 3% when compared to 2020.
For calendar year 2021, the gross margin was 35.8%, compared to a gross margin of 35.9% for calendar year 2020.
For calendar year 2021, operating expenses increased 2% to $209.9 million, when compared to operating expenses of $205.9 for calendar year 2020.
For calendar year 2021, the Company's effective tax rate was 13.3%, as compared to an effective tax rate of 15.6% for calendar year 2020.
Net income for calendar year 2021 was $360.8 million, up 4% compared to net income of $347.6 million in calendar year 2020.
Earnings per diluted share for calendar year 2021 were $1.50, compared to earnings per diluted share of $1.41 in calendar year 2020, which represented a 6% increase on a year over year basis.
Segment Sales
Automotive net sales during the fourth quarter of 2021 were $409.6 million, which compared to $521.6 million in the fourth quarter of 2020. The 20% quarter over quarter reduction in light vehicle production in the Company's primary markets, led to an 18% reduction in quarter over quarter mirror unit shipments. For calendar year 2021, Automotive net sales were $1.69 billion, which was a 3% increase over 2020 and was driven by auto-dimming mirror unit shipment growth of 9% despite light vehicle production in the Company's primary markets that decreased by approximately 3% year over year. This overall growth was highlighted by the Company's auto-dimming exterior mirror unit shipment growth of 21% year over year.
Other net sales in the fourth quarter of 2021, which includes dimmable aircraft windows and fire protection products, were $10.2 million, an increase of 23% compared to Other net sales of $8.3 million in the fourth quarter of 2020. Fire protection sales increased by 32% for the fourth quarter of 2021, when

Exhibit 99.1
compared to the fourth quarter of 2020. Other net sales for calendar year 2021 were $33.9 million, compared to Other net sales of $40 million in calendar year 2020. Fire protection sales increased by 10% year over year, while dimmable aircraft windows were down 48% in 2021 compared to calendar year 2020. The Company expects that dimmable aircraft window sales will continue to be impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 production levels improve.
Share Repurchases
The Company repurchased 0.6 million shares of its common stock during the fourth quarter of 2021 at an average price of $34.18 per share. For the year ended December 31, 2021, the Company repurchased 9.595 million shares of its common stock at an average price of $33.83 per share for a total of $324.6 million. As of December 31, 2021, the Company has 24.8 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic and electronics component shortages), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2022 and 2023 are based on the IHS Markit mid-January 2022 forecast for light vehicle production in North America, Europe, Japan/Korea, and China and are detailed in the table herein.
Based on the following light vehicle production forecasts for 2022 and 2023, the Company is giving certain annual guidance for 2022 and revenue guidance for 2023:

Light Vehicle Production (per IHS Markit January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2023	Calendar Year 2022	Calendar Year 2021	2023 vs. 2022 % Change	2022 vs. 2021 % Change
North America	17.2	15.2	13.0	13%	17%
Europe	20.1	18.5	15.7	9%	18%
Japan and Korea	11.9	11.4	10.8	4%	6%
China	27.4	24.3	24.5	13%	(1)%
Total Light Vehicle Production	76.6	69.4	64.0	10%	8%

Exhibit 99.1

2022 Guidance
Revenue	$1.87 - $2.02 billion
Gross Margin	35% - 36%
Operating Expenses (E,R&D and S,G&A)	$230 - $240 million
Estimated Annual Tax Rate	15% - 17%
Capital Expenditures	$150 - $175 million
Depreciation & Amortization	$100 - $110 million
     Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2023, the Company currently expects calendar year 2023 revenue growth of approximately 15% - 20% above the 2022 revenue guidance.
"At the end of 2020, we talked about being cautiously optimistic about 2021 due to instability in our end markets, potential supply issues, international trade concerns, and the potential for long-term negative economic impacts from the pandemic. Unfortunately, many of these issues impacted the expected recovery of the global automotive industry and especially our primary markets in 2021. We come into 2022 anticipating that at least the first half of the year will continue to see headwinds from supply and labor shortages that we believe will prevent light vehicle production from reaching the IHS estimates shown above. We also anticipate that these headwinds will continue to cause some margin compression for 2022 due to higher material, transportation and labor costs. Despite these challenges, we remain optimistic that 2022 will provide a more predictable operating environment where we can begin to focus on cost containment and hope that the tailwinds created by improved light vehicle production levels over the next few years will combine with our improved product portfolio to create record sales levels for the Company,” concluded Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” and variations of such words and similar

Exhibit 99.1
expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain, and the Occupational Safety and Health Administration’s (OSHA) vaccine mandate that would require employees to be either vaccinated or tested weekly if the employee is unvaccinated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic and supply chain

Exhibit 99.1
constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of January 17, 2022 (http://www.gentex.com/forecast-disclaimer).

Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 28, 2022. The dial-in number to participate in the call is (844) 389-8658, passcode 7756476. Participants may listen to the call via audio streaming at www.gentex.com or by visiting  https://edge.media-server.com/mmc/p/86fch647. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2021	2020	% Change	2021	2020	% Change
North American Interior Mirrors	1,900	2,228	(15)%	7,743	7,293	6%
North American Exterior Mirrors	1,319	1,528	(14)%	5,664	4,622	23%
Total North American Mirror Units	3,219	3,756	(14)%	13,407	11,915	13%
International Interior Mirrors	4,215	5,935	(29)%	19,434	18,830	3%
International Exterior Mirrors	2,379	2,285	4%	8,984	7,476	20%
Total International Mirror Units	6,594	8,220	(20)%	28,417	26,307	8%
Total Interior Mirrors	6,115	8,162	(25)%	27,177	26,123	4%
Total Exterior Mirrors	3,698	3,814	(3)%	14,647	12,098	21%
Total Auto-Dimming Mirror Units	9,813	11,976	(18)%	41,824	38,221	9%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2021	2020	2021	2020
Net Sales	$419,841,320	$529,863,539	$1,731,169,929	$1,688,189,405
Cost of Goods Sold	275,930,403	313,189,019	1,111,462,082	1,082,745,885
Gross profit	143,910,917	216,674,520	619,707,847	605,443,520

Engineering, Research & Development	31,301,565	29,513,926	117,763,676	115,935,047
Selling, General & Administrative	24,650,638	24,746,301	92,162,193	89,952,381
Income from operations	87,958,714	162,414,293	409,781,978	399,556,092

Other Income	1,416,331	3,099,015	6,569,758	12,256,837
Income before Income Taxes	89,375,045	165,513,308	416,351,736	411,812,929

Provision for Income Taxes	5,195,650	22,174,057	55,554,504	64,249,308
Net Income	$84,179,395	$143,339,251	$360,797,232	$347,563,621

Earnings Per Share(1)
Basic	$0.36	$0.59	$1.51	$1.41
Diluted	$0.35	$0.58	$1.50	$1.41

Cash Dividends Declared per Share	$0.120	$0.120	$0.480	$0.480

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Cash and Cash Equivalents	$262,311,670	$423,371,036
Short-Term Investments	5,423,612	27,164,369
Accounts Receivable, net	249,794,906	284,925,335
Inventories	316,267,442	226,291,843
Other Current Assets	39,178,119	17,577,981
Total Current Assets	872,975,749	979,330,564

Plant and Equipment - Net	464,121,676	468,135,135

Goodwill	313,960,209	311,922,787
Long-Term Investments	207,693,147	162,028,068
Intangible Assets	239,189,627	249,748,127
Patents and Other Assets	33,450,758	26,776,489
Total Other Assets	794,293,741	750,475,471

Total Assets	$2,131,391,166	$2,197,941,170

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$181,656,100	$177,736,857
Other Non-current Liabilities	11,746,599	17,300,442
Deferred Income Taxes	—	38,960,743
Shareholders' Investment	1,937,988,467	1,963,943,128
Total Liabilities & Shareholders' Investment	$2,131,391,166	$2,197,941,170